Exhibit 10.1

ADVANCED MICRO DEVICES, INC.

2005 LONG TERM INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Advanced Micro Devices, Inc. 2005 Long Term Incentive Plan (the “Plan”) is to provide officers of Advanced Micro Devices, Inc. (“AMD” or the “Company”) and its Subsidiaries with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Subsidiaries to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2. Eligibility and Participation.

Employees of AMD or a Subsidiary, as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (“Committee”) in the case of Officers (including the Chief Executive Officer) and as approved by the Chief Executive Officer with respect to other employees of AMD or a Subsidiary, are eligible to participate in the Plan. Employees who become eligible to participate after the commencement of the Award Period may, in the discretion of the Committee (in the case of Officers) or the Chief Executive Officer (in the case of other employees of AMD or a Subsidiary), participate in a pro-rata portion of the incentive compensation opportunity for such fiscal year.

Section 3. Awards Under the Plan.

(a) The Plan is based upon multi–year performance cycles (each an “Award Cycle”) selected by the Committee. For Participants who receive a restricted stock unit award in 2005 pursuant to the Plan, there will be a two-year Award Cycle beginning on January 1, 2005 representing a portion of the Target Award and a three-year Award Cycle beginning on January 1, 2005 representing the remaining portion of the Target Award. All other Award Cycles shall be three years and represent 100% of the Target Award.

(b) Performance measures for each Award Cycle will be approved by the Committee.

(c) The performance measures for the Award Cycles beginning in January 2005, and thereafter unless otherwise determined by the Committee, shall be based on (i) the Relative Revenue Growth of the Company during the Award Cycle as determined by the Committee over the Relative Revenue Growth of the Comparator Index (“RRG Spread”), and (ii) the Company’s average Operating Income Margin for each year during the Award Cycle.

(d) Performance goals will be established for both RRG Spread and Operating Income Margin and approved by the Committee for each Award Cycle. Performance goals and commensurate Awards will be established for threshold, target, and maximum level of performance.

(e) A Participant’s Target Award is established at the commencement of an Award Cycle. The maximum payment for an Award settled in cash will be two (2) times the Participant’s Target Award. The maximum value of restricted stock units granted under an Award shall have a fair market value (as determined by the Committee on the date of grant) of not more than two (2) times the Participant’s Target Award. The Target Award of any Participant (other than a Participant who is a Covered Employee), may be adjusted at the time of promotion, demotion or other change of status and in such case the Award earned by the Participant will be determined using a blended Target Award reflecting the period of time before and after the change of status and, if any, the Target Award applicable to each period. The Target Award for a Covered Employee for any succeeding year may be adjusted at the commencement of the next year in the Award Cycle.

Section 4. Payment of Awards.

(a) Awards generally will be paid in cash; provided, that the Committee may designate prior to the beginning of an Award Cycle that an Award shall be paid in shares of Common Stock pursuant to an award of restricted stock units granted to the Participant under the Company’s Equity Incentive Plan upon the commencement of an Award Cycle.

(b) Payment of Awards will be made as soon as administratively practicable following the applicable Certification Date. In no event shall payment to any Participant be made later than the March 15th following the applicable Award Period.

(c) The Committee may reduce the amount of an Award to be paid pursuant to this Plan to any Participant who is or may be a Covered Employee at any time prior to payment. The Chief Executive Officer may adjust the amount of the payment to be made pursuant to this Plan to any other Participant who is not a Covered Employee at any time prior to payment.

Section 5. Conditions to Payment of Award.

(a) Unless otherwise set forth in Section 5(b) below, a Participant will be eligible for payment of an Award only if employment continues through the payout date of the Award.

(b) If, during an Award Cycle, a Participant’s employment with the Company is terminated by the Company other than for Cause or the Participant terminates by reason of death, permanent disability (as defined in the Company’s group long-term disability plan) or retirement, the Committee (in the case of Officers) and the Chief Executive Officer (in the case of all other Participants) in its sole discretion may cause to be paid to the Participant or his or her designated beneficiary a pro-rata portion of the earned Award, if any, based upon the service performed during the Award Cycle. Any such payment of an Award shall be made to the Participant or his or her beneficiary following the end of the Award Cycle or as soon as the amount of such payments may be determined, if earlier. Except as otherwise determined by the Committee (or the Chief Executive Officer in the case of non-Officer Participants) a Participant who terminates employment with the Company prior to the end of an Award Cycle for any other reason shall not be entitled to receive any Award.

Section 6. Change of Control.

Upon a Change of Control, any determination as to whether performance measures for Award Cycles have been satisfied will be determined immediately preceding the effective date of the Change of Control and pro-rata Award payments will be made in cash or Common Stock pursuant to restricted stock unit awards based on the Target Award and on the number of completed months for the Award Cycle as of the effective date of the Change of Control, unless otherwise determined by the Committee in its sole discretion. Awards will be paid as soon as administratively practicable following the Certification Date.

Section 7. Definition of Terms.

(a) “Award” means an award made to a Participant under the Plan in the form of cash or Common Stock.

(b) “Cause” means “Cause” as defined in the Equity Incentive Plan.

(c) “Certification Date” means the date the Committee determines that the performance measures relative to the payment of any Award have been satisfied.

(d) “Change of Control” means “Change of Control” as defined in the Equity Incentive Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Common Stock” means shares of the Common Stock of AMD.

(g) “Comparator Index” means a subset of semiconductor companies as determined by the Committee in its sole discretion.

(h) “Covered Employee” means each Participant whose compensation is subject to the deduction limitation imposed by Section 162(m) of the Code as determined at the end of the applicable taxable year of AMD.

(i) “Equity Incentive Plan” means the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan.

(j) “Key Contributors” means employees below the level of Director.

(k) “Officer” shall have the meaning set forth in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.

(l) “Operating Income Margin” means the sum obtained by dividing the operating income of the Company by the total revenue of the Company.

(m) “Participant” means an employee of the Company who is eligible to participate under the Plan pursuant to Section 2 of the Plan.

(n) “Relative Revenue Growth” means the compound annual growth rate in revenue, as adjusted by the Committee for acquisitions and divestitures in its sole discretion.

(o) “Subsidiary” means a subsidiary of the Company whether now or hereafter existing, as determined by the Committee.

(p) “Target Award” means the target amount of an Award to be paid to a Participant if certain performance measures are satisfied pursuant to Section 4 of the Plan.

Section 8. Administration.

The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret, review and administer the Plan. The Committee’s interpretation and application of the Plan shall be binding and conclusive for all persons for all purposes. The Committee may conclusively rely upon any opinion, computations or other advice received from any such counsel, independent auditors or consultants. The Committee’s actions may include, but not be limited to, the determination of:

(a)	the employees of the Company to be designated as Participants;

(b)	the Awards for each Award Cycle;

(c)	the performance measures, goals and Comparator Index;

(d)	the achievement of performance measures, and the determination of payout relative to the Target Award.

Section 9. Amendment, Modification, and Termination.

The Committee may amend, modify, or terminate the Plan and the terms applicable to any Award Cycle at any time; provided, however, that no such action may adversely affect a Participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change of Control have commenced.

Section 10. No Continued Employment; Treatment of Award for Other Plan Purposes.

Nothing in this Plan or any Award granted hereunder shall confer upon any participant any right to continue in the employ of the Company or Subsidiary or interfere in any way with the right of the Company or Subsidiary to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any other employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise.

Deferral of an incentive compensation award paid in cash under this Plan may be made pursuant to the provisions of the Company’s deferred compensation plan.

Section 11. Withholding.

The amount payable to a participant or his or her beneficiary shall be reduced by any amount that the Company is required to withhold with respect to such payments under the then applicable provisions of federal, foreign, state or local income tax laws unless the Participant satisfies such withholding requirements in some other manner approved by the Committee.

Section 12. Unfunded Plan; Governing Law.

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company,

the Committee or the Chief Executive Officer, on the one hand, and any Participant or other person on the other. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts. The Plan is an unfunded incentive compensation program and all rights hereunder shall be governed by and construed in accordance with the laws of California. Payments under the Plan are not intended to be classified as deferred compensation for purposes of Code Section 409A and the regulatory guidance issued thereunder. The Plan shall be operated in compliance with the requirements of Code Section 409A and any regulations and regulatory guidance issued thereunder.

Section 13. Miscellaneous Provisions.

(a) Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b) All obligations of the Company under the Plan with respect to payout of awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

(c) The effective designation of a beneficiary under the Company’s Section 401(k) Plan shall for all purposes also be deemed a designation of beneficiary under this Plan. If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with the law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate.

(d) In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.